Exhibit 23.5

Ernst & Young LLP	Tel: +1 720 931 4000
370 17th Street	Fax: +1 720 931 4444
Suite 4800	ey.com
Denver, CO 80202

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Proxy Statement/Prospectus of Prologis, Inc. for the exchange of debt and to the incorporation by reference therein of our reports dated February 16, 2018, with respect to the consolidated financial statements and schedule of DCT Industrial Trust Inc. and DCT Industrial Operating Partnership LP, and the effectiveness of internal control over financial reporting of DCT Industrial Trust Inc. and DCT Industrial Operating Partnership LP, included in the Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Denver, Colorado

January 3, 2020

A member firm of Ernst & Young Global Limited